Investment Plus Rider

We designed this rider to provide a level of protection for the principal you invest, to lock in a percentage of past investment gains, and/or to provide a payment stream for life.

This rider forms a part of the contract to which it is attached and is effective on the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the contract or are added in this rider.  This rider terminates as indicated under the Termination of this rider provision.

Definitions

Benefit Anniversary
A twelve-month anniversary of the Benefit Election Date or any subsequent twelve-month Benefit Anniversary.

Benefit Election Date
The date we receive your Authorized Request by 4 p.m. Eastern Time to begin Lifetime Income Payments.  If we receive your Authorized Request after 4 p.m. Eastern Time, the Benefit Election Date is the next Business Day.

Benefit Year
A period of 12 months.  The first Benefit Year begins on the Benefit Election Date. Subsequent Benefit Years begin on Benefit Anniversaries.  All Benefit Years end at the end of the last day before the next Benefit Anniversary.

Covered Person
The person on whose Age and lifetime we base Lifetime Income Payments.  We determine the Covered Person on the Rider Effective Date.

For single Lifetime Income Payments.
•	If the contract is solely owned, the Covered Person is the Owner.
•	If the contract is jointly owned, you may be able to choose which Joint Owner is the Covered Person.
•	If the contract is owned by a non-individual, the Covered Person is the Annuitant.

For joint Lifetime Income Payments, you and your spouse are the Covered Persons.

For joint Lifetime Income Payments under contracts that are not qualified under the tax code.
•	Spouses must be Joint Owners; or
•	One spouse must be the sole Owner and Annuitant and the other spouse must be the sole primary Beneficiary.

For joint Lifetime Income Payments under contracts that are qualified under the tax code.
•	One spouse must be the sole Owner and Annuitant and the other spouse must be the sole primary Beneficiary; or
•	One spouse must be the Annuitant and the other spouse must be the sole primary Beneficiary if the sole Owner is a non-individual; or
•	If we require a non-individual owner to be the sole primary Beneficiary, then one spouse must be the Annuitant and the other spouse must be the sole contingent Beneficiary.

Joint Lifetime Income Payments may not be available for some contracts that are owned by a non-individual.

Spouses must qualify as such under federal law until this rider terminates.  If at any time before this rider terminates you are no longer spouses you must send us notice.

A person no longer qualifies as a Covered Person and is removed from the contract if that person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required above.

After the Rider Effective Date, you cannot add or replace a Covered Person.  You can remove a Covered Person if you initially selected joint Lifetime Income Payments.  You can only make this change once.

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Definitions continued from the previous page

Covered Person (continued)
Before and on the Benefit Election Date, you can remove a joint Covered Person on any Contract Anniversary by providing an Authorized Request within 30 days before a Contract Anniversary.  After the Benefit Election Date, you can remove a joint Covered Person on any Benefit Anniversary by providing an Authorized Request within 30 days before a Benefit Anniversary.  Your request is effective on the Contract Anniversary, or the Benefit Anniversary, if applicable.  If the Contract Anniversary or Benefit Anniversary does not occur on a Business Day, your request is effective on the next Business Day.

If you remove a joint Covered Person from the contract, we change the Rider Charge for joint Lifetime Income Payments to the Rider Charge for single Lifetime Income Payments that is in effect at the time your request is effective.  We guarantee that if we increase the Rider Charge, it will not exceed the maximum Rider Charge for single Lifetime Income Payments shown on the Contract Schedule.

Current Treasury Rate
The Current Treasury Rate is the Ten-year U.S. Constant Maturity Treasury rate at the end of the last Business Day of the prior week.

If the publication of the Ten-year U.S. Constant Maturity Treasury rate is discontinued, or if the calculation of the rate is changed substantially, we will seek regulatory approval to substitute a comparable rate.  When we receive approval, we will send you, and any assignee of record, notice of the substitution at your last known addresses.

Excess Withdrawal
If you take a Withdrawal on or after the Benefit Election Date, an Excess Withdrawal is the amount of the Withdrawal that, when added to other Withdrawals taken during the Benefit Year and the annual actual Lifetime Income Payment, is greater than the annual maximum Lifetime Income Payment. We treat any portion of a Withdrawal you take while you are receiving Lifetime Income Payments that is not an Excess Withdrawal as a Lifetime Income Payment.  An Excess Withdrawal includes any applicable withdrawal charge, but does not include amounts withdrawn for any other contract charges.

If, at the end of the Business Day we receive your request for an Excess Withdrawal, or at the end of the Business Day that we process your Excess Withdrawal request, the Contract Value is or would be less than the Minimum Contract Value That Must Remain In The Contract After A Partial Withdrawal shown on the Contract Schedule, we send you the total remaining Contract Value, Lifetime Income Payments stop, and this rider and the contract terminate.

Lifetime Income Payment
The payment we make to you under this rider.  A Lifetime Income Payment is considered a Withdrawal.

Payment Date
The date you select on which Lifetime Income Payments begin.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Rider Effective Date or any subsequent Rider Anniversary.  Quarterly Anniversaries also include Rider Anniversaries.  If the Quarterly Anniversary does not occur on a Business Day, we consider it to occur on the next Business Day.

Rider Anniversary
A 12-month anniversary of the Rider Effective Date.  If the Rider Anniversary does not occur on a Business Day, we consider it to occur on the next Business Day.

Rider Year
A period of 12 months.  The first Rider Year begins on the Rider Effective Date. Subsequent Rider Years begin on the Rider Anniversaries.  All Rider Years end at the end of the last day before the next Rider Anniversary.

S40827                                                                               2

Ownership

Assignment of this contract
If you assign this contract, you cannot change the Covered Person.

Change of Ownership
On and after the Benefit Election Date, you can only change the ownership of the contract if you selected joint Lifetime Income Payments, and:
•	an Owner dies, and the spouse continues the contract; or
•	you remove a Covered Person from the contract who is also an Owner. In this case, the remaining Covered Person must become the new sole Owner.

Purchase Payments

On and after the Benefit Election Date, we do not accept Additional Purchase Payments.  If the Benefit Election Date is the Rider Effective Date, this rider section does not apply to your contract.

Additional Purchase Payments
We only accept Additional Purchase Payments before the Benefit Election Date and during the Purchase Payment Period shown on the Contract Schedule.

Additional Purchase Payments must be greater than or equal to the Minimum Additional Purchase Payment shown on the Contract Schedule.

Annual Maximum Additional Purchase Payments
If the Rider Effective Date is the Issue Date, Additional Purchase Payments on and after the first contract quarterly anniversary and before the first Rider Anniversary cannot exceed the Initial Amount shown on the Contract Schedule.  After the first Rider Year, Additional Purchase Payments each Rider Year cannot exceed the Initial Amount; however, higher amounts may be accepted with our approval.

If the Rider Effective Date is after the Issue Date, Additional Purchase Payments each Rider Year cannot exceed the Initial Amount; however, higher amounts may be accepted with our approval.

Protected Investment Dates

On and after the Benefit Election Date, there are no Protected Investment Dates.  If the Benefit Election Date is the Rider Effective Date, this rider section does not apply to your contract.

The Initial Protected Investment Date, if any, is shown on the Contract Schedule.

Additional Protected Investment Dates occur on each Future Anniversary after the prior Protected Investment Date and before the Benefit Election Date.  The Future Anniversary, if any, is shown on the Contract Schedule.

At the end of the last Business Day before each Protected Investment Date, if the Contract Value is less than the Protected Investment Value, we increase the Contract Value to equal the Protected Investment Value.

On any day other than the last Business Day before each Protected Investment Date, the Contract Value may no longer be equal to the Protected Investment Value.

S40827                                                                               3

Protected Investment Dates continued from the previous page

Initial Protected Investment Date Reset
You can reset the Initial Protected Investment Date on any Rider Anniversary by Authorized Request within 30 days following a Rider Anniversary and before the earliest of the:
•	Benefit Election Date;
•	older Owner’s Latest Reset Birthday, or if a non-individual owns the contract, before the Annuitant’s Latest Reset Birthday; or
•	Initial Protected Investment Date.

The Latest Reset Birthday, if any, is shown on the Contract Schedule.

We permit a reset only if, on the Reset Date, the Contract Value at the end of the prior Business Day is at least equal to the Protected Investment Value at the end of the prior Business Day.

After we receive your request to reset the Initial Protected Investment Date, we establish the Reset Date, which is the prior Rider Anniversary.  The Reset Date and reset Initial Protected Investment Date, if any, will be shown on the Contract Schedule Addendum.

The reset Initial Protected Investment Date must be a Rider Anniversary that falls within the Reset Period shown on the Contract Schedule.  The reset Initial Protected Investment Date must occur before the older Owner’s Latest Birthday.  If the contract is owned by a non-individual, the reset Initial Protected Investment Date must occur before the Annuitant’s Latest Birthday.  The Latest Birthday is shown on the Contract Schedule.

We establish a new Protected Investment Value on the Reset Date equal to the Contract Value at the end of the last Business Day before the Reset Date.

Protected Investment Value

On and after the Benefit Election Date, there is no Protected Investment Value.  If the Benefit Election Date is the Rider Effective Date, this rider section does not apply to your contract.

We calculate the Protected Investment Value on each Business Day before the Benefit Election Date.

If the Rider Effective Date is the Issue Date, on each Business Day, the Protected Investment Value is equal to the greater of:
•	the result of the Quarterly Anniversary Value multiplied by the Guarantee Percentage shown on the Contract Schedule; or
•
all Purchase Payments received, reduced proportionately by the percentage of Contract Value withdrawn, determined at the end of the Business Day we process each withdrawal.  Withdrawals include Partial Annuitizations and any withdrawal charge, but do not include amounts withdrawn for any other contract charges.

If the Rider Effective Date is after the Issue Date, or if the Initial Protected Investment Date is reset, on each Business Day, the Protected Investment Value is equal to the greater of:
•	the result of the Quarterly Anniversary Value multiplied by the Guarantee Percentage shown on the Contract Schedule; or
•
the Contract Value at the end of the last Business Day before the Rider Effective Date or Reset Date, as applicable, plus all Purchase Payments received on and after the Rider Effective Date or Reset Date, reduced proportionately by the percentage of Contract Value withdrawn, determined at the end of the Business Day we process each withdrawal taken on and after the Rider Effective Date or Reset Date.  Withdrawals include Partial Annuitizations and any withdrawal charge, but do not include amounts withdrawn for any other contract charges.

S40827                                                                                4

Quarterly Anniversary Value

On the Rider Effective Date:
•	if the Rider Effective Date is the Issue Date, the Quarterly Anniversary Value is equal to the Initial Purchase Payment; or
•	if the Rider Effective Date is after the Issue Date, the Quarterly Anniversary Value is equal to the Contract Value at the end of the last Business Day before the Rider Effective Date.

At the end of each Business Day before the Benefit Election Date we:
•	increase the Quarterly Anniversary Value by the amount of any Additional Purchase Payments received that day; and
•
reduce the Quarterly Anniversary Value proportionately by the percentage of Contract Value withdrawn that day.  Withdrawals include Partial Annuitizations and any withdrawal charge, but do not include amounts withdrawn for any other contract charges.

At the end of the last Business Day before each Quarterly Anniversary that occurs before the older Covered Person’s Latest Birthday and before the Benefit Election Date, we compare the Quarterly Anniversary Value to the Contract Value and increase the Quarterly Anniversary Value to equal this Contract Value if it is greater.

After the Benefit Election Date, there is no Quarterly Anniversary Value.

Lifetime Income Value

We base the initial annual maximum Lifetime Income Payment and the Rider Charge on the Lifetime Income Value.

On the Rider Effective Date and on each Business Day before the Benefit Election Date, the Lifetime Income Value is equal to the Quarterly Anniversary Value.

If the Benefit Election Date is after the Rider Effective Date, then at the end of the last Business Day before the Benefit Election Date, we compare the Lifetime Income Value to the Contract Value and increase the Lifetime Income Value to equal this Contract Value if it is greater.  Otherwise, this comparison does not occur.

On and after the Benefit Election Date, the Lifetime Income Value only changes if you take an Excess Withdrawal, or we increase the annual maximum Lifetime Income Payment through the automatic annual payment increases feature.

Any Excess Withdrawal reduces the Lifetime Income Value proportionately by the percentage of Contract Value withdrawn on the Business Day we process the Excess Withdrawal.

An automatic annual payment increase may increase or decrease the Lifetime Income Value.  If you receive an annual payment increase, we change the Lifetime Income Value to equal the Contract Value at the end of the last Business Day before the current Benefit Anniversary.

Any change in the Lifetime Income Value changes the amount of the Rider Charge calculated and accrued for that day.

Before the Benefit Election Date, if the Lifetime Income Value is positive and the Contract Value is reduced to zero for any reason other than a Withdrawal, then this rider and the contract will remain in force.

S40827                                                                               5

Lifetime Income Payments

How Lifetime Income Payments begin
You can begin Lifetime Income Payments by providing an Authorized Request. However, Lifetime Income Payments are not available if the initial annual maximum Lifetime Income Payment on the Benefit Election Date is less than the Minimum Lifetime Income Payment shown on the Contract Schedule. The Benefit Election Date is the date we receive your Authorized Request by 4 p.m. Eastern Time.  If we receive your Authorized Request after 4 p.m. Eastern Time, the Benefit Election Date is the next Business Day.  On the Benefit Election Date, all Covered Persons must meet the Exercise Age Requirements shown on the Contract Schedule.   Lifetime Income Payments begin on the Payment Date you select. The Payment Date must meet the Payment Date Requirements shown on the Contract Schedule.

On and after the Benefit Election Date:
•	Partial Annuitizations are not available.
•	The Free Withdrawal Privilege is not available.

How we calculate Lifetime Income Payments
On the Benefit Election Date, the annual maximum Lifetime Income Payment is equal to the Lifetime Income Value multiplied by the applicable payment percentage in the Table of Payment Percentages shown on the Contract Schedule.

The annual maximum Lifetime Income Payment is the amount you are entitled to, but you can choose to take less than this amount. The amount you request to receive each Benefit Year is the annual actual Lifetime Income Payment.  On the Benefit Election Date and on each subsequent Benefit Anniversary, each actual Lifetime Income Payment for the Benefit Year is equal to the annual actual Lifetime Income Payment divided by the number of payments you selected to receive each year.  If the Payment Date does not fall on a Business Day, we make the payment to you on the next Business Day. The initial actual Lifetime Income Payment must either be zero or meet the Minimum Lifetime Income Payment.

While the Contract Value is greater than zero, you can change the frequency and/or amount of actual Lifetime Income Payments on each Benefit Anniversary for the following Benefit Year.  You must provide notice of any requested change to the frequency and/or amount of actual Lifetime Income Payments at least 30 days before the Benefit Anniversary.  We change the payment frequency and/or amount on the Benefit Anniversary and the change remains in effect until the Benefit Anniversary you request another change to the actual Lifetime Income Payments.  You cannot change the frequency or amount of Lifetime Income Payments on and after the Business Day the Contract Value is reduced to zero.

Any Excess Withdrawal reduces next year’s annual maximum Lifetime Income Payment on the Benefit Anniversary that occurs after the Excess Withdrawal.  For each Excess Withdrawal, we reduce the annual maximum Lifetime Income Payment proportionately by the percentage of Contract Value withdrawn, determined at the end of the Business Day we process each Excess Withdrawal.  If Excess Withdrawals reduce the annual maximum Lifetime Income Payment to less than the Minimum Lifetime Income Payment, Lifetime Income Payments stop, we send you the entire remaining Contract Value, and this rider and the contract terminate.

We deduct each actual Lifetime Income Payment and any Excess Withdrawal proportionately from the Investment Options.

When a Lifetime Income Payment is due, if the Contract Value is greater than zero, but less than the actual Lifetime Income Payment, we credit the Contract Value with (a) – (b), where:
(a)	is the actual Lifetime Income Payment; and
(b)	is the Contract Value immediately before we make the actual Lifetime Income Payment.
We then make the actual Lifetime Income Payment and reduce the Contract Value to zero.

S40827                                                                               6

Lifetime Income Payments continued from the previous page

How we calculate Lifetime Income Payments (continued)
While you are receiving Lifetime Income Payments, if the Contract Value is reduced to zero for any reason other than an Excess Withdrawal then:
•	You can no longer request to receive less than the maximum Lifetime Income Payment.
•	You can no longer change the frequency of the Lifetime Income Payments.
•	You continue to receive the maximum Lifetime Income Payment at the frequency you previously selected until the deaths of all Covered Persons.

Automatic Annual Payment Increases to the Lifetime Income Payments
On each Benefit Anniversary before the older Covered Person’s Latest Birthday, we may change the annual maximum Lifetime Income Payment.

First, we adjust the annual maximum Lifetime Income Payment from the prior Benefit Anniversary, or Benefit Election Date in the case of the first Benefit Anniversary, for each Excess Withdrawal taken during the prior Benefit Year.

Then, we increase this adjusted annual maximum Lifetime Income Payment to equal the result of the Contract Value at the end of the prior Business Day multiplied by the greater of:
•	the payment percentage on the prior Benefit Anniversary, or Benefit Election Date in the case of the first Benefit Anniversary; or
•	the applicable payment percentage in the Table of Payment Percentages;
if this result is greater.

If we increase your payment, we change the Lifetime Income Value.

If you are receiving less than the annual maximum Lifetime Income Payment, we increase the actual Lifetime Income Payment if you chose to receive a percentage of the annual maximum, but not if you chose to receive a specific dollar amount.

Automatic annual payment increases are no longer available on and after the Business Day the Contract Value is reduced to zero.

Annuity Provisions

Annuitization
If on the latest Income Date specified in the contract, or on such subsequent date as may be authorized by us at our discretion, you have begun receiving Lifetime Income Payments, the Contract Value is positive and you choose to take fixed Annuity Payments as a Full Annuitization of the contract under either Annuity Option 1 or 3, we make the following guarantees. However, if on the latest Income Date you select any other Annuity Option, or if you choose variable Annuity Payments, the guarantees listed below for Annuity Options 1 and 3 do not apply. You are not required to take a Full Annuitization on the latest Income Date if the Contract Value has been reduced to zero.

If you selected single Lifetime Income Payments and you choose Annuity Option 1 - Life Annuity where the sole Annuitant is the sole Covered Person, then the fixed Annuity Payments are equal to the greater of:
•	the Option 1 annual payment based on the terms of the contract; or
•	the current annual maximum Lifetime Income Payment available to you.

If you selected joint Lifetime Income Payments and you choose Annuity Option 3 - Joint and Last Survivor Life Annuity with payments to continue at a level of 100% to the surviving Joint Annuitant and both Joint Annuitants are the Joint Covered Persons, then the fixed Annuity Payments are equal to the greater of:
•	the Option 3 annual payment based on the terms of the contract; or
•	the current annual maximum Lifetime Income Payment available to you.

The Annuity Payments must meet the Minimum Annuity Payment shown on the Contract Schedule.

S40827                                                                               7

General Provisions

Misstatement of Age
On the Rider Effective Date, the Age of all Covered Persons must be less than or equal to the Maximum Issue Age shown on the Contract Schedule.

Removing this Rider from the Contract
If you selected the No Withdrawal Charge Option at the time of application, you can remove this rider only if we increase the Rider Charge.  Otherwise, you can remove this rider from the contract on any Quarterly Anniversary while the Contract Value is positive by Authorized Request within 30 days before a Quarterly Anniversary.  Your request is effective on the Quarterly Anniversary.

The date this rider is removed is called the Rider Termination Date, and will be shown on the Contract Schedule Addendum.  On the Rider Termination Date, any Lifetime Income Payments we were making stop, we deduct any Rider Charge that was accrued but not yet deducted as the final Rider Charge, and the restrictions on Additional Purchase Payments, Contract Value allocations, and transfers no longer apply.

If you remove this rider from the contract, it is no longer available for future selection.

Conditions for Termination of this Rider
Before the Benefit Election Date, this rider terminates upon the earliest of the following.
•	The Rider Termination Date if you remove this rider from the contract.
•
The date of death of all Covered Persons.  If joint Covered Persons were not federally recognized spouses as of the date of the first Covered Person’s death, spousal continuation of the contract is not available, and this rider terminates as of this date of death.

•	The Business Day before the Income Date that you take a Full Annuitization.
•	The Business Day we process your request for a full withdrawal.
•	The Business Day that the contract terminates.

On and after the Benefit Election Date, this rider terminates upon the earliest of the following.
•	The Rider Termination Date if you remove this rider from the contract.
•	The Business Day you take an Excess Withdrawal of the entire Contract Value.
•	The Business Day before the Income Date that you take a Full Annuitization.
•	The Benefit Election Date if the initial annual maximum Lifetime Income Payment fails to meet the Minimum Lifetime Income Payment.
•	The Benefit Anniversary that the annual maximum Lifetime Income Payment is less than the Minimum Lifetime Income Payment due to Excess Withdrawals.
•	For single Lifetime Income Payments where the contract is solely owned or owned by a non-individual, the date of death of the Covered Person.
•	For single Lifetime Income Payments where the contract is jointly owned, if the Contract Value has been reduced to zero, the date of death of the Covered Person.
•	For single Lifetime Income Payments where the contract is jointly owned, if the Contract Value has not been reduced to zero and the Joint Owners are not spouses, the date of death of any Joint Owner.
•
For single Lifetime Income Payments where the contract is jointly owned, if the Contract Value has not been reduced to zero and the Joint Owners are spouses, the date of death of any Joint Owner unless the surviving spouse is the Covered Person and continues the contract.  If the surviving spouse who is also the Covered Person continues the contract, this rider terminates on the date of death of the Covered Person.

•
For joint Lifetime Income Payments, the date of death of both Covered Persons.  If upon the death of one Covered Person, the surviving spouse, who is also a Covered Person, selects to receive payment of the death benefit, then Lifetime Income Payments stop and this rider terminates at the end of the Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death.  If joint Covered Persons were not federally recognized spouses as of the date of the first Covered Person’s death, spousal continuation of the contract is not available, and this rider terminates as of this date of death.

•	The Business Day that the contract terminates.

S40827                                                                               8

General Provisions continued from the previous page

Rider Charge
The Rider Charge for this rider is shown on the Contract Schedule.

The Rider Charge is an annualized rate that we accrue each day after the Rider Effective Date as a percentage of the Lifetime Income Value.  If any day that we are to accrue this charge is not a Business Day, we use the Lifetime Income Value at the end of the prior Business Day. We deduct the Rider Charge for each quarter on the earlier of the following: (a) at the end of the last Business Day before the Quarterly Anniversary; or (b) when we deduct the final Rider Charge.  We deduct the Rider Charge from the Contract Value before we use that Contract Value to compute any values under this contract.

When we deduct the Rider Charge, we deduct it proportionately from the Investment Options.  The deduction of the Rider Charge reduces the Contract Value and Bonus Value, if applicable, on a dollar for dollar basis.  The deduction of the Rider Charge does not reduce the amount we use to determine the Free Withdrawal Privilege or the Withdrawal Charge, the Protected Investment Value, the Quarterly Anniversary Value, the Lifetime Income Value, and either the Traditional Death Benefit or the Quarterly Value Death Benefit, if applicable.

We deduct the final Rider Charge on the Business Day this rider terminates.  However, if, on a Quarterly Anniversary, the Contract Value at the end of the prior Business Day is less than the Rider Charge, we deduct any remaining Contract Value for the final Rider Charge and reduce the Contract Value to zero.

If this rider terminates due to death, we deduct the final Rider Charge from the Contract Value before calculating the Death Benefit.

We reserve the right to change the Rider Charge for this rider on each Quarterly Anniversary, subject to the Maximum Rider Charge shown on the Contract Schedule.  If we increase the Rider Charge, we will send you written notice.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                                     ]
Maureen A. Phillips                                                          Gary Bhojwani
Secretary President

S40827                                                                               9